Exhibit 10.1
Summary of Base Salaries
for
Executive Officers of Park National Corporation
     On January 23, 2009, the Compensation Committee of the Board of Directors of Park National Corporation (“Park”) approved the base salaries for the fiscal year ending December 31, 2009, for each of the executive officers of Park: (a) C. Daniel DeLawder, Chairman of the Board and Chief Executive Officer of Park and The Park National Bank, a subsidiary of Park; (b) David L. Trautman, President and Secretary of Park and President of The Park National Bank; and (c) John W. Kozak, Chief Financial Officer of Park and Senior Vice President and Chief Financial Officer of The Park National Bank.
     Those base salaries, which are the same as the base salaries paid to each of the executive officers of Park for the fiscal year ended December 31, 2008, are:
•	C. Daniel DeLawder — $473,525

•	David L. Trautman — $313,250

•	John W. Kozak — $214,455